UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2015

CARBONITE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35264	33-1111329
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Two Avenue de Lafayette, Boston, Massachusetts 02111
(Address of principal executive offices, including ZIP code)
(617) 587-1100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. §230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. §230.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. §14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. §13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 14, 2015, Carbonite, Inc. (the "Company") announced that Mr. David Raissipour has been appointed as Senior Vice President of Product and Engineering, effective May 18, 2015. Also on May 14, 2015, Mr. Bradford Meiseles tendered his resignation as Senior Vice President of Product and Engineering. Mr. Meiseles’ resignation as an officer of the Company will be effective as of May 15, 2015 and he will remain with the Company in a consulting role until June 15, 2015.

From October 2014 to April 2015, Mr. Raissipour, age 48, served as Senior Vice President of Engineering and Product Management at Boundless Spatial, Inc. ("Boundless"), a premiere developer of powerful software for enterprise Spatial IT applications. Prior to Boundless, Mr. Raissipour served as Vice President of Engineering and Products of RSA Security LLC, ("RSA"), from December 2013 to October 2014, where he led the fraud, authentication, data protection and mobile security product portfolio. Mr. Raissipour served as RSA’s Vice President and General Manager from April 2013 to September 2014, as RSA’s Vice President of Research and Development from August 2011 to April 2013, and as RSA’s Senior Director of Product Management from August 2010 to August 2011. Prior to RSA, Mr. Raissipour spent over fourteen years with Microsoft where he was an original developer of several Microsoft products and served in various program and product leadership roles. There are no family relationships required to be disclosed pursuant to Item 401(d) of Regulation S-K or transactions with related persons required to be disclosed pursuant to Item 404(a) of Regulation S-K involving Mr. Raissipour.

On May 12, 2015, the Company entered into an offer letter agreement with Mr. Raissipour setting forth the terms of his employment as the Company’s Senior Vice President of Product and Engineering. The offer letter agreement provides for an annual base salary of $315,000, subject to increases and modifications as determined by our board of directors or its compensation committee. Mr. Raissipour will be eligible to participate in the Company’s management incentive bonus program and in other benefit programs that the Company establishes and makes available to its employees from time to time, to the same extent available to similarly situated employees of the Company.

Pursuant to the offer letter agreement, Mr. Raissipour will also be granted restricted stock units with respect to 38,425 shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock on the date of grant, which restricted stock units shall vest and be settled in shares of the Company’s common stock. Vesting of such restricted stock units is contingent upon Mr. Raissipour’s continued employment with the Company. If, during the first twelve months after a change of control, Mr. Raissipour is terminated without cause or is constructively terminated by the Company, then all of Mr. Raissipour’s then-unvested equity shall vest immediately prior to the termination date.

In addition, if Mr. Raissipour’s employment is terminated by the Company within his first year of employment with the Company other than for cause or if Mr. Raissipour is constructively terminated by the Company, he will be entitled to receive a payment in an amount equal to (i) three times his then-current monthly base salary plus (ii) three times the monthly amount that the Company paid for his participation in the Company’s health insurance plan during the month immediately preceding the termination date, in each case subject to Mr. Raissipour’s execution and delivery of a full release in favor of the Company. If Mr. Raissipour’s employment is terminated by the Company after his first year of employment with the Company other than for cause or if Mr. Raissipour is constructively terminated by the Company, he will be entitled to receive a payment equal to (i) six times his then current monthly base salary plus (ii) six times the monthly amount that the Company paid for his participation in the Company’s health insurance plan during the month immediately preceding the termination date, in each case subject to Mr. Raissipour’s execution and delivery of a full release in favor of the Company.

The foregoing summary of Mr. Raissipour’s offer letter agreement is summary in nature and is qualified in its entirety by reference to the offer letter agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 8.01    Other Events.

On May 14, 2015, the Company also announced that its board of directors authorized a share repurchase program for up to an aggregate of $20 million of the Company’s outstanding common stock beginning on May 15, 2015 and continuing through May 15, 2018. Pursuant to the share repurchase program, the Company will repurchase shares from time to time on the open market or in privately negotiated transactions. A copy of the press release announcing the authorization of the share repurchase program is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Exhibits.
(d) Exhibits

10.1	Offer Letter Agreement with David Raissipour, dated May 12, 2015.
99.1	Press Release dated May 14, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized on May 14, 2015.

CARBONITE, INC.

By:	/s/ Danielle Sheer
Name:	Danielle Sheer
Title:	General Counsel, Vice President and Corporate Secretary